UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)
June 29, 2017

CRIMSON WINE GROUP, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54866	13-3607383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Napa Valley Corporate Drive, Suite B, Napa, California	94558
(Address of Principal Executive Offices)	(Zip Code)

(800) 486-0503
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.

On June 29, 2017, Double Canyon Vineyards, LLC and A Fine Old Building, LLC (individually and collectively the “Borrower”), both wholly-owned subsidiaries of Crimson Wine Group, Ltd. (the “Company”), entered into a senior secured term loan agreement (the “Loan Agreement”) with American AgCredit, FLCA (“Lender”) for an aggregate principal amount of $10.0 million. Amounts outstanding under the Loan Agreement will bear a fixed interest rate of 5.39% per annum.

The Loan Agreement will mature on July 1, 2037 (the “Maturity Date”). On the first day of each January, April, July and October, commencing October 1, 2017, a principal payment in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) and an interest payment equal to the amount of all interest accrued through the previous day shall be made. A final payment of all unpaid principal, interest and any other charges with respect to the Loan Agreement shall be due and payable on the Maturity Date.

Events of default under the Loan Agreement include, among others, the following: failure to make payments when due, breach of covenants, breach of representations or warranties, cessation of operations and the incurrence of certain environmental liabilities. In the case of any of the foregoing events of default, Lender may, but is not obligated to, accelerate all amounts due under the Loan Agreement and cause them to become immediately due and payable. In the case of an event of default arising from certain events of bankruptcy or insolvency, amounts due under the Loan Agreement will be accelerated and become immediately due and payable.

Borrower’s obligations under the Loan Agreement are guaranteed by the Company. In addition, all obligations of Borrower under the Loan Agreement are collateralized by certain real and personal property of the Company. Borrower’s covenants include the maintenance of a specified consolidated debt service coverage ratio and certain customary affirmative and negative covenants, including limitations on the incurrence of additional indebtedness; limitations on distributions to shareholders; and restrictions on certain investments, sale of assets and merging or consolidating with other persons. The full $10.0 million was drawn at closing and proceeds from the Loan Agreement can be used to fund acquisitions, capital projects and other general corporate purposes.

The foregoing description is qualified in its entirety by reference to the text of the Loan Agreement and the related Term Loan Promissory Note; Guaranty; Trust Deed, Assignment of Rents, Security Agreement and Fixture Filing; Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing; and Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated June 29, 2017 by and between Double Canyon Vineyards, LLC and A Fine Old Building, LLC and American AgCredit, FLCA
10.2	Term Loan Promissory Note issued by Double Canyon Vineyards, LLC and A Fine Old Building, LLC, dated June 29, 2017
10.3	Guaranty, dated June 29, 2017, by and between Crimson Wine Group, Ltd. and American AgCredit, FLCA
10.4
Trust Deed, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from Double Canyon Vineyards, LLC to First American Title Insurance Company for the benefit of American AgCredit, FLCA

10.5
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from A Fine Old Building, LLC to First American Title Insurance Company for the benefit of American AgCredit, FLCA

10.6
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from Double Canyon Vineyards, LLC to First American Title Insurance Company for the benefit of American AgCredit, FLCA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2017

CRIMSON WINE GROUP, LTD.

By: /s/ Shannon McLaren
Name: Shannon McLaren
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan Agreement, dated June 29, 2017 by and between Double Canyon Vineyards, LLC and A Fine Old Building, LLC and American AgCredit, FLCA
10.2	Term Loan Promissory Note issued by Double Canyon Vineyards, LLC and A Fine Old Building, LLC, dated June 29, 2017
10.3	Guaranty, dated June 29, 2017, by and between Crimson Wine Group, Ltd. and American AgCredit, FLCA
10.4
Trust Deed, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from Double Canyon Vineyards, LLC to Fidelity National Title Company for the benefit of American AgCredit, FLCA

10.5
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from A Fine Old Building, LLC to First American Title Insurance Company for the benefit of American AgCredit, FLCA

10.6
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated June 29, 2017, from Double Canyon Vineyards, LLC to First American Title Insurance Company for the benefit of American AgCredit, FLCA